EXHIBIT 4.6

                  RELEASE OF VESSEL FROM LIEN OF MORTGAGE


     Wilmington Trust Company, Trustee, as mortgagee (the "Mortgagee"), with reference to that First Preferred Fleet Mortgage dated December 23, 1992, made and executed by Global Marine Deepwater Drilling, Inc., a Delaware corporation (the "Mortgagor"), covering a fleet of three Rigs to secure payment to the Mortgagee of the total principal amount of US$225,000,000, which First Preferred Fleet Mortgage was filed in the office of the Officer in Charge, Marine Documentation, United States Coast Guard, Port of Houston, Texas on December 23, 1992 at 9:10 a.m. and recorded in Book PM 267, Instrument 10 on December 23, 1992 at 12:40 p.m. does hereby release one rig, being the whole of the drillship named the GLOMAR ATLANTIC, O.N. 595738, and no other Rig from the Mortgage.

     IN WITNESS WHEREOF, the Mortgagee has caused this release to be executed this 27day of January, 1993.

                              WILMINGTON TRUST COMPANY
                              Trustee, as Mortgagee

                              By: /s/ David A. Vanaskey, Jr.
                              Its: Financial Services Officer



STATE OF DELAWARE

COUNTY OF New Castle

This Release was acknowledged before me on January 27, 1993 by David A. Vanaskey, Jr. as Financial Services Officer of
Wilmington Trust Company, Trustee, on behalf of whom said Release was executed.

                                   /s/ Vernessa E. Robinson
                                   Signature of notarial officer
     [Seal]


My commission expires October 12, 1996

     Received for record February 3, 1993, 3:30 o'clock (A.M.)
(P.M.), and recorded in Preferred Mortgage Book No. 268,
Instrument No. 198.